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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Pacific Biotech, Inc., a Delaware corporation

Metra Biosystems, Inc., a California corporation

Osteo Sciences Corporation, an Oregon corporation

Litmus Concepts, Inc., a California corporation

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  Exhibit 21.1